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[Administaff LOGO]

                            CLIENT SERVICE AGREEMENT

THIS CLIENT SERVICE AGREEMENT (the "Agreement") is between Administaff Companies II, L.P., ("Administaff"), a Delaware limited partnership, with its principal place of business at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802, and Diversified Security Solutions, Inc. ("Client"). Administaff is a professional employer organization, serving Client as an off-site, full service human resource department. Administaff personnel management services are delivered by entering into a co-employment relationship with Client's employees. This relationship and the allocation of responsibilities are defined in this Agreement.

                                  I. PERSONNEL

Administaff and Client agree that Administaff will provide personnel management services to Client through an allocation of responsibilities and that Administaff and Client will be co-employers of the worksite employees assigned to Client's worksite ("Staff") for the job functions listed in Schedule A ("Confidential Census"). Client warrants that information supplied to Administaff on the Confidential Census is accurate as supplied and acknowledges that Administaff is relying on the accuracy of the information. Client agrees on an ongoing basis to amend Schedule A to reflect each change in pay rate, addition or deletion of Staff, or any change in their workers' compensation code within five (5) days of the effective date of such change or addition. If such information is inaccurate, Client shall promptly notify Administaff.

                              II. TERM OF AGREEMENT

This Agreement shall commence on the date shown below and remain in force until either Administaff or Client terminates the Agreement by giving thirty (30) days prior written notice unless otherwise provided herein or as agreed to in writing by Client and Administaff.

                               III. ADMINISTRATION

3.1  Administaff is responsible for the following:

     a. reserving a right of direction and control over Staff, including a right to hire or terminate as to Administaff's employment relationship with Staff, maintain Staff records, and a right to resolve Staff disputes not subject to a collective bargaining agreement;

     b. payment of salaries, wages, and compliance with applicable rules and regulations governing the reporting and payment of all federal and state taxes on payroll wages paid under this Agreement, including, but not limited to: (i) federal income tax withholding provisions of the Internal Revenue Code; (ii) provisions of state and/or local income tax withholding laws, if applicable; (iii) provisions of the Federal Insurance Contributions Act ("FICA"); (iv) provisions of the Federal Unemployment Tax Act ("FUTA"); and, (v) provisions of applicable state unemployment tax laws;

     c. providing employee benefits under the terms and conditions as amended from time to time, of those Administaff sponsored plans set forth on Schedule B, if any are to be provided, and compliance with its obligations under the Health Insurance Portability and Accountability Act ("HIPAA") if applicable, and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable solely with respect to employee benefit plans sponsored by Administaff;

     d. procurement of workers' compensation insurance and administration of claims for Staff;

     e. development and implementation of policies and practices in conjunction with Client relating to personnel management services only, including, but not limited to, enrolling, recruiting, interviewing, testing, selecting, training, evaluating, replacing, supervising, disciplining, reassigning, and terminating Staff; and

     f. compliance with any applicable state statute or regulations governing a professional employer organization.

3.2  Client is responsible for the following:

     a.   the service provided or product produced by Client;

     b. the direction and control over Staff as necessary to conduct Client's business, including a right to hire or terminate as to Client's employment relationship with Staff, and comply with any applicable licensure, regulatory or statutory requirement of Client and/or Staff;

     c. development and implementation of policies and practices related to the services provided or product produced by Client, including, but not limited to hiring, training, evaluating, supervising, disciplining and terminating Staff;

     d. compliance with any professional licensing, fidelity bonding, and/or professional liability insurance requirements;

     e. compliance with Occupational Safety and Health Administration ("OSHA") regulations, Environmental Protection Agency ("EPA") regulations, child labor laws, Worker Adjustment and Retraining Notification Act ("WARN"), Fair Labor Standards Act ("FLSA"),


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          including Equal Pay Act, Uniformed Services Employment and
          Reemployment Rights Act ("USERRA") and compliance with federal governmental contracting provisions, and any state and/or local equivalent of any of the foregoing;

     f. compliance with National Labor Relations Act ("NLRA") and liability for all obligations, including organizing efforts and process expenses, related to Client's collective bargaining agreement and any benefits arising from such agreement;

     g. the operation of Client's business, equipment or property, including motor vehicles;

     h. the payment, through Administaff, of commissions, bonuses, paid leaves of absence, and severance payments to Staff, if any;

     i. the payment of any non-qualified deferred compensation or equity based compensation of any type, including, but not limited to, stock options, restricted stock and phantom stock, the number and value of options granted, whether such payment is actual or imputed for taxing purposes, and compliance with all applicable rules and regulations governing such compensation including, but not limited to, valuation, payment or reporting of such compensation;

     j. development and implementation of policies and practices to establish and maintain Client's intellectual property rights including but not limited to patents, trademarks, copyrights, trade secrets and confidential information and to prevent any infringement or unauthorized use of Client's intellectual property rights by any third party;

     k. development and implementation of policies and practices to avoid infringement or unauthorized use by Staff and/or Client of any intellectual property rights;

     l. to the extent Client deems appropriate, entering into agreements with Staff concerning assignment of inventions and copyrights to Client and protection of Client's intellectual property rights;

     m. compliance with administrative procedures established by Administaff with respect to Administaff sponsored employee benefit plans;

     n. compliance with all applicable requirements of HIPAA and ERISA, if any, with respect to Client and/or its employees, including but not limited to, Client's business operations, Client-sponsored employee benefit plans and Client's workplace; and

     o. compliance with Fair Credit Reporting Act ("FCRA") and any state equivalent in the event Client processes its own employee/candidate background checks.

3.3 Administaff and Client will each be responsible for its own compliance with all federal, state and local employment laws, including, but not limited to, Title VII of the 1964 Civil Rights Act; Age Discrimination in Employment Act ("ADEA"); Title I of the Americans with Disabilities Act ("ADA"); Family and Medical Leave Act ("FMLA"); Consumer Credit Protection Act, Title III; 42 U.S.C.
Section 1981; Section 503 of the Rehabilitation Act of 1973; immigration laws and regulations, and any state and/or local equivalent of the foregoing, as well as any and all personnel management policies and procedures that are maintained by Administaff and referenced in paragraph 3.1e.

3.4 The provisions of this Agreement relating to any 401(k) plan sponsored or maintained by either party are set forth on Exhibit F of this Agreement.

3.5  Responsibility for compliance with COBRA is as follows:

     a. Client's responsibility for COBRA: The Client is responsible for compliance with Client's COBRA responsibilities, if any, except to the extent expressly provided by paragraph 3.5(b). The Client is also responsible for any other benefit coverage continuation, conversion or any other obligation originating from or in any way related to a plan maintained by Client or a predecessor plan to such plan at any time.

     b.   Administaff responsibility for COBRA:

          (i) Administaff is responsible for compliance with any COBRA obligations that may exist for any Staff who is an active employee participant in an Administaff sponsored plan; and

          (ii) Administaff agrees to provide benefit coverage eligibility on Client's behalf consistent with Client's COBRA responsibilities, if any, for any individual that: (A) elects COBRA coverage under an Administaff sponsored health plan which will become effective on the Effective Date or reasonably soon thereafter; or (B) is within the sixty (60) day election period for COBRA on the Effective Date and subsequently elects COBRA coverage under an Administaff sponsored health plan, (collectively, the "Client's COBRA Participants") to the extent the number of such Client's COBRA Participants does not exceed ten percent (10%) of the total number of Staff as of the Effective Date. Additionally, Administaff agrees to provide benefit coverage eligibility on Client's behalf, consistent with Client's COBRA responsibilities, if any, for Client's COBRA Participants in excess of ten percent (10%) of the total number of Staff on the Effective Date ("Excess Client COBRA Participants") subject to the additional fees set forth in paragraph 8.10 of this Agreement. Any benefits coverage eligibility provided by Administaff shall only be provided in a manner consistent with the employee benefits available to Staff, as indicated on Schedule B excluding employee contributions by Staff, if any. Any


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               obligation of Administaff to provide benefit coverage eligibility on Client's behalf as provided above is solely limited to Client's COBRA responsibility.

     c. For purposes of this paragraph 3.5, only Staff employed on the Effective Date and regularly scheduled to work thirty (30) or more hours per week (or as otherwise required by law), shall be considered in computing the total number of Staff as of the Effective Date.

                    IV. SUPERVISION AND EMPLOYMENT AGREEMENT

4.1 One or more on-site supervisors shall be designated by Administaff from among Staff. On-site supervisors shall be Administaff's contact for facilitating personnel management services provided by Administaff.

4.2 Employees listed on Schedule A, and any Staff added later, become co-employees of Administaff only when (i) he/she becomes an employee of Client;
(ii) he/she executes an Administaff Employment Agreement as set forth in Exhibit C ("Employment Agreement"); and, (iii) Client pays the first Administaff invoice covering such employee.

                               V. WORK ENVIRONMENT

5.1 Client agrees that it will comply, at its sole cost and expense, with all applicable federal, state and local health and safety laws, regulations, rules, ordinances, and directives and rules relating to workplace, provide and ensure use of all personal protective equipment, and follow all recommendations concerning a safe work environment suggested by Administaff's workers' compensation insurance carrier.

5.2 Client agrees to immediately report to Administaff all work-related accidents and injuries involving Staff.

5.3 Administaff and Administaff's workers' compensation insurance carrier shall have the right to inspect Client's workplace, including, but not limited to, any job sites at which Staff work. To the extent possible, such inspections shall be scheduled at mutually convenient times.

                                  VI. INSURANCE

6.1 Administaff shall, at its expense, keep in force at all times during this Agreement, workers' compensation insurance covering Staff. Client shall be named an alternate employer. Upon written request by Client, Administaff shall request that its insurance carrier furnish a certificate of insurance verifying coverage. The policy shall include a waiver of subrogation.

6.2 a. Administaff shall maintain Employment Practices Liability Insurance Policy ("EPLI") with coverage for Client, provided:

          (i) Client provides Administaff notice immediately but in no event more than five (5) days of its becoming aware of any charge, litigation, request for arbitration, or demand letter involving Staff, former Staff or an applicant that could give rise to a claim under EPLI; and

          (ii) Client complies with the requirements set forth at paragraphs
               11.8 and 11.11 of this Agreement.

     b. The Administaff EPLI policy provides for a deductible, to be paid by the Client, and provides a maximum coverage amount. The policy covers reasonable and necessary attorneys' fees only from attorneys selected from the insurance carrier approved panel. Coverage will be determined upon notice of a claim. The notice specified above shall be sent by facsimile transmission to 281.348.3118 Attn: EEO Compliance with the original document following via overnight courier to the address shown in paragraph l3.7.

     c.   The EPLI coverage terminates with the termination of this Agreement.

     d. This paragraph 6.2 is subject to the terms and conditions set forth in the policy. To the extent that the terms of this Agreement conflict with such policy, the terms of the policy shall control.

6.3 Client warrants and represents to Administaff that it has in force at the Effective Date of this Agreement, and will maintain during this Agreement, the following insurance coverage and minimum limits. Such coverage shall be provided at the Client's sole cost and expense and shall be provided by a state approved insurance company and rated by A M Best Company at A- or better.

     a. General Liability. Commercial General Liability coverage in standard form on an occurrence basis covering Client's operations with minimum limits of:

          (1) $2,000,000.00   General Aggregate
          (2) $1,000,000.00   Products/Completed Operations Aggregate and/or
                              Error and Omissions (Malpractice)
          (3) $1,000,000.00   Personal and Advertising Injury
          (4) $1,000,000.00   Each Occurrence.

          Additional coverage may be required for special operations.

     b. Automobile Liability. Comprehensive automobile liability insurance covering all owned, hired, and non-owned Client vehicles, with minimum limits of One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury and


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          property damage liability. Client warrants that all persons operating
          Client's vehicles are duly licensed and covered under the Client's automobile liability insurance policy without exception. Client agrees to furnish to Administaff a list of drivers upon request. The policy shall be endorsed to include, at no additional cost to Administaff, Staff who shall be operating motor vehicles for Client.

     c. Workers' compensation insurance coverage on any of its employees that are not part of Staff and any Client subcontractor employees.

6.4 Policy Requirements. All Client insurance policies required herein shall provide for thirty (30) days written notice to Administaff prior to cancellation or non-renewal of the coverage. All such insurance policies shall be endorsed to waive any and all rights of subrogation against Administaff and name Administaff as an additional insured, both at no additional cost or expense to Administaff. Each of the policies shall be primary insurance and not excess over or contributory with any other valid, existing and applicable insurance carried by Administaff.

6.5 Client shall submit certificates of insurance to Administaff signed by authorized representatives of insurance companies evidencing all insurance required pursuant to this Article VI within thirty (30) days of execution of this Agreement and at any renewal or replacement of such policies.

6.6 Waiver of Subrogation. Each party to this Agreement hereby waives any claim in its favor against the other party by way of subrogation or otherwise, which arises during this Agreement, for any and all liability, loss or damage which is covered by policies of insurance required hereunder or covering property, to the extent that such liability, loss or damage is recovered under such policies of insurance. Since the mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation or otherwise to an insurance company or any other person, each party agrees to immediately give to each of its insurance carriers, written notice of the terms of said mutual waiver, and to have its insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

                              VII. ENROLLMENT FEE

Client agrees to pay Administaff a non-refundable enrollment fee in the sum specified in the initial Schedule B ("Client Service Application"). This one time enrollment fee is due and payable at the time the initial Agreement is signed by Client.

                                VIII. SERVICE FEE

In exchange for the personnel management services provided by Administaff, Administaff and Client agree as follows:

8.1 The Administaff service fee percentage ("Administaff Service Fee Percentage") is established for each employee (Staff) based upon a) information provided by the Client on Schedule A, b) federal and state statutory requirements including taxes and fees, and c) Administaff's insurance costs, and professional services and administrative fees ("Administaff Allocations"). These Administaff Service Fee Percentages are reflected in the attached Schedule B signed by the Client.

8.2 Any changes in the Schedule A information provided by the Client, including payroll amount, or additions to Staff, or individual employee benefit elections, or workers' compensation codes or location, and statutory changes required by law, during the term of the Agreement shall be reflected in the individual Administaff Service Fee Percentages as they occur.

8.3 The Administaff Allocations will only be adjusted at the end of the first twelve (12) months of the Agreement and annually thereafter, with prior written notice, or as mutually agreed by Client and Administaff.

8.4 Each pay period Client shall pay Administaff the total service fee ("Total Service Fee") comprised of the actual gross payroll of Staff during such pay period plus the applicable Administaff Service Fee Percentage, plus any other charges related to services provided to Client including, but not limited to, medical premiums not collected from Staff who have not received an Administaff payroll check. All charges shall be reflected on the Administaff invoice.

8.5 Any invoice provided under this Agreement shall be due and payable by Client upon receipt. Client shall use a method of payment approved in advance by Administaff.

8.6 Client shall reimburse Administaff for services requested by Client not contemplated by Administaff and not included as part of the Administaff Service Fee Percentage. Administaff shall advise Client if the requested service is an extra charge.

8.7 Client will notify Administaff of any changes, errors or inaccuracies in any payroll, payroll report, Schedule A, or Schedule B within ten (10) days of such error or change.

8.8 Administaff reserves the right to impose any terms of the then current Administaff credit policy ("Credit Policy"). A copy of the current policy is set forth in Exhibit E.

8.9 Each payroll period, Client shall provide a written report to Administaff of all time worked by non-exempt Staff, days worked by exempt-salaried Staff, and commissioned Staff. Client will accurately report FLSA classification of all Staff, pay rate and any overtime worked by non-exempt Staff.


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8.10 Client agrees to pay Administaff a fee of $7,500.00 for each Excess Client
COBRA Participant that Administaff provides benefit coverage pursuant to eligibility provided under paragraph 3.5(b)(ii) of this Agreement. Additionally, Client agrees to pay Administaff a fee of $7,500.00 for each Staff that elects COBRA continuation coverage under the Administaff Group Health Plan or its successor where such election was due to a Qualifying Event (as defined under Section 4980B(f)(3) of the Internal Revenue Code) that occurred during the period beginning sixty (60) days before the termination of the Agreement by either party and ending on the effective date of the termination of the Agreement by either party. Any fees due Administaff pursuant to this paragraph are due and payable upon receipt of any invoice from Administaff. The provisions of this paragraph 8.10 shall survive termination of this Agreement.

8.11 Client shall pay all fees and fulfill all of its obligations under both Exhibit F and applicable 401(k) plan and trust documents. The provisions of this paragraph 8.11 shall survive the termination of this Agreement.

                                  IX. DEFAULT

9.1  Acts of default by Client are:

     a.   failure of Client to pay an invoice when due;

     b. failure of Client to comply with any directive of Administaff, when such directive is promulgated or made necessary by: (i) a federal, state or local governmental law or regulation; (ii) an insurance carrier providing coverage to Administaff and/or its Staff; or (iii) specific circumstances which may affect the safety or violate the legal rights of Administaff or Staff;

     c. commission or omission of any act that usurps any material right or obligation of Administaff as a co-employer of Staff including failing to cooperate with Administaff in its fulfilling its obligations hereunder or violation by Client of any material provision of this Agreement;

     d. Client has become a credit risk in Administaff's reasonable estimation, based on factors which include, but are not limited to, a temporary or permanent layoff, solicited time off, or significant decrease in Staff or wage rates;

     e. filing by or against Client for bankruptcy, reorganization or appointment of a receiver, supervisor, assignee, trustee, or liquidator over its assets or property, Client's failure to meet any of its financial covenants, or Administaff's reasonable belief Client is insolvent;

     f. failure to follow terms of Administaff's credit policy as stated in paragraph 8.8 after being given written notice of the failure;

     g. failure to cooperate with Administaff in its fulfilling any of its obligations under this Agreement after being given notice of the failure to cooperate;

     h. a material money judgment against Client which remains unsatisfied for more than thirty (30) days and has not been appealed;

     i. without the prior express written consent of Administaff, making any form of press release or announcement to the general public regarding this Agreement, publicizing Administaff or using its trade marks, and/or service marks, or otherwise disclosing to the general public in a public forum that the parties have entered this Agreement or have a relationship; or

     j. failure to fully and correctly disclose to Administaff (prior to the execution of this Agreement) the total number of Client's COBRA Participants to Administaff where such number of Client's COBRA Participants exceeds ten percent (10%) of the total number of Staff as computed consistent with the methodology set forth in paragraph 3.5 b
          (ii) of this Agreement.

9.2 Upon an act of default by Client, Administaff shall have the option, in its sole and absolute discretion, of terminating this Agreement immediately in the case of a default under paragraphs 9.1a, b, c, d, e, f, g, i or j or after cure period provided in paragraph 9.1 h by written facsimile transmission or any other method of written communication to the address stated in paragraph 13.7.

                                  X. INDEMNITY

10.1 Administaff hereby agrees to indemnify, defend and hold Client harmless from and against any and all liability, expense (including cost of investigation, court costs and reasonable attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein which Client may incur, suffer, become liable for, or which may be asserted or claimed against Client as a result of Administaff failing to pay when due wages to Staff, federal, state and local payroll taxes, if any, and health insurance premiums in Administaff sponsored plans for participating Staff or to secure workers' compensation insurance coverage for Staff.

10.2 Notwithstanding anything herein or in any other agreement or document to the contrary, Client expressly agrees that Administaff shall under no circumstances be liable for any special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement.

10.3 Client hereby agrees to indemnify, defend and hold Administaff, Administaff, Inc. and all subsidiaries of or companies affiliated with Administaff, Inc. by shareholdings or other means of control, its and their current and/or former officers, directors, shareholders, employees and agents ("Administaff Indemnified Parties"), harmless from and against any and all liability, or expense (including cost of investigation, court costs and reasonable attorneys'


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fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein, which Administaff Indemnified Parties may incur, suffer, become liable for or which may be asserted or claimed against Administaff Indemnified Parties with respect to this Agreement, including but not limited to:

     a. relating to any claims, incidents or causes of action that occurred prior to the Effective Date of this Agreement, regardless of whether the claims, incidents or causes of action were asserted prior to or after the Effective Date of this Agreement;

     b. as a result of the failure of Client to follow the directives, procedures and policies of Administaff as they relate to Staff which includes, but is not limited to, claims arising from the acts or failures to act of the Client and/or its employees, agents, former employees or former agents in accordance with (i) applicable federal, state or local laws or (ii) the terms and conditions of this Agreement;

     c. arising from the Client's actions or omissions toward Staff, or their rights or terms and conditions of employment, (including but not limited to violations under FLSA, OSHA or WARN) or a breach of any of its duties under paragraph 3.2 or otherwise subject to coverage, if any, under EPLI pursuant to paragraph 6.2 herein;

     d. arising from actions of Staff toward non-employees of Administaff whether based on contract, tort or statutory violation or under paragraph 11.2 hereof or arising from non-Staff Client employees or contractors;

     e.   arising from any product produced and/or services provided by Client;

     f. arising from operation by Client, Client's employees or Staff of any form or type of motor vehicle and any violation of Department of Transportation, Interstate Commerce Commission and/or Motor Carrier Act;

     g. arising from employee or Staff unionization and/or provision of benefits to any Staff member covered by a collective bargaining agreement, any organizing activity or claims based on NLRA;

     h. arising from any Client employment agreement or offer letter Client has with Staff, or any policy or plan Client has regarding paid time off or other payment plans such as vacation, sick leave, severance, bonus or commissions and nothing in this provision creates any such policy or plan;

     i. arising from any infringement, alleged infringement, unauthorized use or alleged unauthorized use of any intellectual property rights, including but not limited to patents, trademarks, copyrights, trade secrets and confidential information, by Staff or Client and by any product or services provided by Client;

     j. as a result of the failure of Client to properly maintain and operate any separate employee benefit plan(s), including, but not limited to, a defined contribution or defined benefit pension plan or a welfare plan maintained by Client in accordance with all applicable federal and state laws and any accompanying regulatory guidance thereto, including, but not limited to, Client or Client's agents failure with respect to such plan(s) to make timely deposits to the appropriate plan(s) in an amount equal to the Staff requested wage deferral, to perform proper discrimination and coverage testing, file required annual informational or event specific returns or reports with the appropriate regulatory agencies, and timely pay any applicable premiums or vendor fees; or

     k. arising from or in any way related to any failure by Client, its affiliates, employees or third parties to comply and/or fulfill all obligations or duties under Exhibit F.

10.4 In the event Administaff incurs any expenses, fines and/or liabilities as a result of an act of default by Client as set forth in Article IX or Article X, Client shall reimburse Administaff for all actual expenses, fines and/or liabilities, including, but not limited to, reasonable attorneys' fees, court costs and any related expenses as they are incurred.

10.5 The indemnities in this section shall be deemed to be contractual in nature and shall survive termination of this Agreement.

                  XI. REPRESENTATIONS, WARRANTIES AND AGREEMENT

11.1 Client agrees not to engage in any conduct that is, or could be in any way, inconsistent with the policies and procedures of Administaff made known to Client or the fact that the Staff are the co-employees of Administaff and Client.

11.2 Client agrees that Administaff will have no responsibility or liability for any losses or claims that arise as a result of Staff's negligence, theft, embezzlement, or other unlawful or willful acts committed by Staff.

11.3 Client agrees to comply with all applicable Department of Transportation, Interstate Commerce Commission and Motor Carrier Act requirements and regulations if Client uses Staff to operate motor vehicles.


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11.4 Client agrees to provide Administaff with a copy of any notice, complaint or charge of a government agency and/or legal action concerning (i) Client's workplace; (ii) Client's compliance with any laws, rules, regulations or ordinances relating to the workplace; or, (iii) any Staff within five (5) days of its becoming aware of such notice, complaint, charge or legal action via facsimile transmission to 281.348.3118 Attn: EEO Compliance.

11.5 Client agrees to notify Administaff in advance if it has executed a collective bargaining agreement, is in the process of negotiating a collective bargaining agreement, experiencing organizing activities, or has any employees represented by a union.

11.6 Client acknowledges that any and all employee benefit plans maintained by Administaff may be amended, modified or terminated at any time at the sole discretion of Administaff or its affiliates. Such modifications include but are not limited to, increases or decreases of participant co-pays, deductibles, out of pocket maximums, covered services, and the like and such modifications shall not be restricted as a result of any provision(s) contained in a collective bargaining or other agreement entered into by Client.

11.7 In the event Client files a voluntary petition under Title 11 of the United States Code, or in the event that an involuntary petition is filed against Client under Title 11, all debts that the Client may owe to Administaff shall be considered "administrative expenses" within the meaning of 11 U.S.C. Section 503
(b)(l)(A) and Administaff's claim or claims for such administrative expenses shall be entitled to the priority specified in 11 U.S.C. Section 507 (a) (1). Client further agrees to use every effort and cooperate with actions which will so classify these claims as administrative.

11.8 Client agrees to cooperate fully with Administaff in any investigation including, but not limited to, the defense of any employment-related claim, involving Staff whether such investigation or claim is initiated by Staff, a government agency or by Administaff.

11.9 Client warrants and represents that all individuals it has represented to Administaff as Staff are: (i) its employees and (ii) included in the personnel management services of Administaff including receiving wages and coverage under insurance and benefit plans.

11.10 Client warrants and represents to Administaff that, prior to entering into this Agreement, Client has informed Administaff of all compensation, pension and/or benefit plans that Client may currently provide, or has heretofore provided, for any owners, partners, shareholders, directors, officers, employees or agents of Client. Client acknowledges that if Client currently provides or has previously provided any pension or benefit plans to such individuals or their dependents, certain complex rules under ERISA and the Internal Revenue Code may apply to these plans, as well as to any plans maintained by Administaff, as a result of this Agreement. If Client currently maintains or has maintained any such plans, Client acknowledges that Administaff has advised Client to seek advice from a qualified professional regarding the effect of this Agreement on such plans. Client further warrants and represents to Administaff that it has fully disclosed to Administaff the total number of individuals to whom it has any COBRA responsibilities as of the date of execution of this Agreement.

11.11 Client warrants and represents to Administaff that prior to entering into the Agreement, it has not engaged to the best of its knowledge in any violations of federal, state or local laws or regulations regarding wage and hour, unfair labor practices or discrimination and that Client is current on the payment of all wages, payroll taxes, and workers' compensation assessments and penalties, if applicable.

11.12 Client acknowledges that at the time of termination of this Agreement, Administaff will send Staff employment termination notices terminating Administaff's relationship with Staff which will not affect the employment relationship Client has with Staff.

11.13 Upon termination of this Agreement, Client will retain sole responsibility and liability for all accumulated unpaid sick leave, paid time off, vacation or similar liabilities for Staff.

11.14 Client agrees to notify Administaff in advance if it owns or operates aircraft or watercraft or has any foreign operations or expatriates.

11.15 Client warrants it will not request Staff to perform any services outside that person's workers' compensation code or employee's ability or training if such service would expose the individual, Staff or other persons to injury.

11.16 Client agrees that it will not during this Agreement and for a period of one (1) year following its termination, solicit or hire any corporate employee of Administaff or in any way induce an Administaff corporate employee to terminate his/her employment. If Client does employ for itself, or for its benefit, any corporate employee of Administaff, it will pay within thirty (30) days of written notice from Administaff a recruiting fee equal to one hundred and fifty percent (150%), or the maximum allowed under state law, of the annualized salary of the employee. Annualized salary for this paragraph 11.16 shall include any signing bonus, salary and wages and any estimated commission which will/would be paid to the employee during his/her first twelve (12) months of employment with or for the benefit of Client.

11.17 Client understands that certain services will be provided by Administaff through the use of Administaff's affiliates' password-protected Internet service platform My Marketplace and Employee Service Center. These services now or will in the future include payroll, benefits information, recruiting, and training. Administaff may communicate services or offerings or make certain information available to Staff or Client through My Marketplace or Employee Service Center. Employee Service Center, My Marketplace and any other Administaff website are governed by the Terms of Use and Privacy Policy contained on each website.

                                XII. ARBITRATION

12.1 Except for unpaid invoices owed by Client to Administaff, Administaff and Client agree and stipulate that all claims, disputes and other matters in question between Administaff and Client arising out of, or relating to this Agreement or the breach thereof, will be decided by arbitration in accordance with the Federal Arbitration Act (9 U.S.C. Sections 10 and 11) and the Commercial Arbitration Rules of the American Arbitration Association subject to the limitations of this Article XII. This Agreement to so arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith as provided in this Article XII will be specifically enforceable under the prevailing law of any court having jurisdiction.

12.2 Notice of the demand for arbitration will be filed in writing with the other party to the Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

12.3 No arbitration arising out of, or relating to, this Agreement shall include by consolidation, joinder or in any other manner any other person or entity who is not a party to this contract unless:

     a. the inclusion of such other person or entity is necessary if complete relief is to be afforded among those who are already parties to the arbitration, and/or such other person or entity is substantially involved in a question of law or fact which is common to those who are already parties to the arbitration and which will arise in such proceedings; and

     b. the written consents of the other person or entity sought to be included and Administaff and Client have been obtained for such inclusion, which consent shall make specific reference to this paragraph 12.3, but no such consent shall constitute consent to arbitration of any dispute not specifically described in such consent or to arbitration with any party not specifically identified in such consent.

12.4 The award rendered by the arbitrators will be final, judgment may be entered upon it in any court having jurisdiction thereof, and will not be subject to modification or appeal except to the extent permitted by Sections 10 and 11 of the Federal Arbitration Act (9 U.S.C. Sections 10 and 11).

                               XIII. MISCELLANEOUS

13.1 This Agreement is between Administaff and Client and creates no individual rights of Staff or any third parties (except as stated in Article X), as against Client or Administaff.

13.2 Client shall not assign this Agreement or its rights and duties hereunder, or any interest herein, without the prior written consent of Administaff, except to a subsidiary or affiliate.

13.3 The prevailing party, in any enforcement action arising with respect to this Agreement, shall be entitled to recover from the other party all costs of such enforcement action including, without limitation, reasonable attorneys' fees, court costs and related expenses.

13.4 EXCEPT FOR ARTICLE XII OF THIS AGREEMENT, WHICH SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 10 AND 11), THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

13.5 This instrument, including the initial Schedules and Exhibits attached hereto, contains the entire Agreement of the parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof. No amendment or modification to this Agreement, other than a subsequent Schedule B, shall be valid unless in writing and signed by both parties hereto. This Agreement is binding on the parties as of the last date it is signed by the parties if the execution dates are different.

13.6 If any provision of this Agreement, or any amendment thereof, is determined by a court of competent jurisdiction to be invalid the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purposes of this Agreement and any amendments thereto.

13.7 All notices, requests and communications provided hereunder and required by Client except as required under paragraphs 6.2 and 11.4 shall be in writing, sent by facsimile with written confirmation of successful transmission, or hand-delivered with a signed receipt, or mailed by prepaid United States registered, certified, or express mail, return receipt requested, or overnight courier service and addressed to the party's principal place of business as set forth in this Agreement (or to such other address provided in writing by such party).

          If to Administaff:                                            If to Client (see signature lines)

          Administaff Companies II, L.P.
          c/o: Administaff Companies, Inc., its General Partner
          19001 Crescent Springs Drive
          Kingwood, Texas 77339-3802
          Attn: John H. Spurgin, II
          Senior Vice President, Legal, General Counsel and Secretary
          Fax: 281.358.6492

13.8 The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision or of a breach of any other term or provision of this Agreement by any party.

13.9 Force Majeure. Neither Administaff nor Client shall be required to perform any term, condition, or covenant of this Agreement so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, strikes, lockouts, labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Administaff or Client and which by the exercise of due diligence by Administaff or Client is unable, wholly or in part, to prevent or overcome.

13.10 Authority. Each party represents and warrants that each has actual authority and power to enter this Agreement and to be bound by the terms and conditions hereof. Any individual signing this Agreement on behalf of a Client represents, warrants and guarantees that he or she has full authority to do so. This Agreement is binding upon Administaff only if signed by the President or a Vice President of the general partner.

                                XIV. ATTACHMENTS

The following Schedules, Exhibits and Addendum are attached to this Agreement and incorporated herein by reference for all purposes:

A. Schedule A ("Confidential Census");

B. Schedule B ("Client Service Application");

C. Exhibit C ("Employment Agreement");

D. Exhibit D ("State Specific and/or Profession Specific Addendum") if any;

E. Exhibit E ("Credit Policy");

F. Exhibit F ("401k Plans").

     The eligibility waiting period for newly employed Staff before such Staff are eligible to participate in the Administaff health insurance plan, if any, is ____________________ (required Client initial) days from hire date (if blank automatically defaults to zero if benefits being provided).

     Handwritten/typed changes except for completing blank spaces on this Agreement will void the Agreement.

     This Agreement contains Indemnity and Hold Harmless Clauses found at
     Article X and Arbitration Clause found at Article XII.

Effective Date of the Client Service Agreement: 2-19-05.

This Agreement is executed by Administaff on 24 day    This Agreement is executed by Client on 24 day
of March, 2005.                                        of March, 2005.

ADMINISTAFF COMPANIES II, L.P.
By: Administaff Companies, Inc., its General Partner   FOR CLIENT: Diversified Security Solutions, Inc.
19001 Crescent Springs Drive                                       ----------------------------------------
Kingwood, Texas 77339-3802                                         (Company Legal Name)
(800) 237-3170


BY: ROGER GASKAMP                                      BY: DOUGLAS WEST                  CFO
    ----------------------------                           --------------------------------------------
    Vice-President                                         (Signature)                Title or Position

                                                       DOUGLAS WEST
                                                       ------------------------------------------------
                                                       (Name - Typed or Printed)

                                                       ------------------------------------------------
                                                       Email Address (please print)

                                                          280 Midland Ave
                                                          Building M-2
                                                          Saddle Brook, NJ 07663

                                                       ------------------------------------------------
                                                       Address

                                                       ------------------------------------------------
                                                       Facsimile Number

[Administaff LOGO]

                                    ADDENDUM

     This Addendum is attached to and made a part of that certain Client Service Agreement (the "Agreement") of even date, between ADMINISTAFF COMPANIES II, L.P. ("Administaff"), a Delaware limited partnership, and DIVERSIFIED SECURITY SOLUTIONS, INC. ("Client"). In the event of a conflict between this Addendum and the Agreement, this Addendum shall control.

ARTICLE III. ADMINISTRATION

Article III., paragraph 3.1 d. shall be amended to read as follows:

     "3.1 d. procurement of workers' compensation insurance including employer's liability and administration of claims for Staff;"

Article III., paragraph 3.1 g. shall be added to read as follows:

     "3.1 g. the services outlined in Exhibit G which are included in the Administaff fees unless otherwise indicated."

ARTICLE V. WORK ENVIRONMENT

Article V., paragraph 5.2 shall be amended to read as follows:

     "5.2 Client agrees to promptly report to Administaff all work-related accidents and injuries involving Staff as soon as it becomes aware of the injury or accident."

Article V., paragraph 5.3 shall be amended to read as follows:

     "5.3 Administaff and Administaff's workers' compensation insurance carrier shall have the right to inspect at its cost Client's workplace, including, but not limited to, any job sites at which Staff work when such sites are accessible to a safety inspector. To the extent possible, such inspections shall be scheduled at mutually convenient times."

ARTICLE VI. INSURANCE

Article VI., paragraph 6.1 shall be amended to read as follows:

     "6.1 Administaff shall, at its expense, keep in force at all times during this Agreement, workers' compensation insurance including employer's liability covering Staff. Client shall be named an alternate employer. Administaff shall request that its insurance carrier furnish a certificate of insurance verifying coverage including thirty (30) days notice of cancellation or non-renewal. The policy shall include a waiver of subrogation. Such certificates may be requested including waiver of subrogation for Client's customers and the like and with thirty (30) days notice of cancellation or non-renewal."

Article VI., paragraph 6.5 shall be amended to read as follows:

     "6.5 All insurance except EPLI required hereunder shall be evidenced by certificates of insurance signed by authorized representatives of insurance companies evidencing all insurance required within thirty (30) days of execution of this Agreement and at any renewal or replacement of such policies."

ARTICLE VIII. SERVICE FEE

Article VIII., paragraph 8.5 shall be amended to read as follows:

     "8.5 Client hereby agrees to tender payment for the services as follows: On the first business day prior to each payroll period, Client will pay to Administaff by wire transfer to an account designated by Administaff an amount equal to the estimated Total Service Fee for the current payroll period. Generally, the estimated Total Service Fee for the current payroll period will be the amount equal to the Total Service Fee invoiced to and paid by the Client for the immediately preceding payroll unless Administaff contacts the Client with a different amount. Administaff shall earn the Total Service Fee concurrently with the accrual of the services provided by Administaff. Each payday Administaff will prepare and send an invoice to the Client reflecting the Total Service Fee for the payroll period as well as crediting the payment received from the Client. The Client will immediately pay for any additional Service Fee for that payroll period. Any overpayment can be used by the Client to offset the estimated Total Service Fee due on the subsequent payroll period.

     If the Client does not make the payment on the first business day prior to each payroll period as required by this paragraph, Administaff may, at its option, declare the Client to be in default and immediately terminate this Agreement as provided herein under Article IX. Said termination shall be effective as of the date the Client defaulted in its payment.

     If a bankruptcy petition is filed, Client will not oppose a motion to lift stay by Administaff to exercise all of Administaff's rights.

     This paragraph 8.5 supercedes Exhibit E ("Credit Policy")."

Article VIII., paragraph 8.7 shall be amended to read as follows:

     "8.7 Client will notify Administaff of any changes, errors or inaccuracies in any payroll, payroll report, Schedule A, or Schedule B within ten (10) days of such error or change after becoming aware of the changes, errors or inaccuracies."

Article VIII., paragraph 8.8 shall be deleted in its entirety.

ARTICLE IX. DEFAULT

Article IX., paragraph 9.1 a. shall be amended to read as follows:

     "9.1 a. failure of Client to pay an invoice when due subject to paragraph
8.5 as amended;"

Article IX., paragraph 9.1 b. shall be amended to read as follows:

     "9.1 b. failure of Client to comply with any directive of Administaff, when such directive is promulgated or made necessary by: (i) a federal, state or local governmental law or regulation; (ii) an insurance carrier providing coverage to Administaff and/or its Staff; or (iii) specific circumstances which may affect the safety or violate the legal rights of Administaff or Staff after written notice and fifteen (15) days opportunity to cure;"

Article IX., paragraph 9.1 c. shall be amended to read as follows:

     "9.1 c. commission or omission of any act that usurps any material right or obligation of Administaff as a co-employer of Staff including failing to cooperate with Administaff in its fulfilling its obligations hereunder or violation by Client of any material provision of this Agreement after written notice and fifteen (15) days opportunity to cure;"

Article IX., paragraph 9.1 e. shall be amended to read as follows:

     "9.1 e. filing by or against Client for bankruptcy which is not discharged within thirty (30) days, reorganization or appointment of a receiver, supervisor, assignee, trustee, or liquidator over its assets or property, or Administaff's reasonable belief Client is insolvent;"

Article IX., paragraph 9.1 f. shall be amended to read as follows:

     "9.1 f. failure to follow terms of Administaffs prepayment policy as stated in paragraph 8.5 as amended;"

Article IX., paragraph 9.1 g. shall be amended to read as follows:

     "9.1 g. failure to cooperate with Administaff in its fulfilling any of its obligations under this Agreement after being given written notice and fifteen
(15) days opportunity to cure;"

Article IX., paragraph 9.1 i. shall be deleted in its entirety.

ARTICLE X. INDEMNITY

Article X., paragraph 10.1 shall be amended to read as follows:

     "10.1 Administaff hereby agrees to indemnify, defend and hold Client and all subsidiaries and affiliates of Client by shareholdings or other means of control, its former and current officers, directors, shareholders, employees and agents ("Client Indemnified Parties") harmless from and against any and all liability, expense (including cost of investigation, court costs and reasonable attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein which Client Indemnified Parties may incur, suffer, become liable for, or which may be asserted or claimed against Client Indemnified Parties as a result of Administaff's failing to pay when due wages to Staff, federal, state and local payroll taxes, if any, and health insurance premiums for participating Staff or to secure workers' compensation insurance coverage for Staff after having its invoice paid by Client or the failure to fulfill any of its material sole obligations under this Agreement."

Article X., paragraph 10.2 shall be amended to read as follows:

     "10.2 Notwithstanding anything herein or in any other agreement or document to the contrary, both parties expressly agree that neither party shall under any circumstances be liable for any special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement."

ARTICLE XI. REPRESENTATIONS, WARRANTIES AND AGREEMENT

Article XI., paragraph 11.5 shall be amended to read as follows:

     "11.5 Client agrees to notify Administaff in advance if it intends to execute a collective bargaining agreement, is in the process of negotiating a collective bargaining agreement, experiencing organizing activities, or has any employees represented by a union."

Article XI., paragraph 11.6 shall be amended to read as follows:

     "11.6 Client acknowledges that any and all employee benefit plans maintained by Administaff may be amended, modified or terminated at any time at the sole discretion of Administaff or its affiliates. Such modifications include but are not limited to, increases or decreases of participant co-pays, deductibles, out of pocket maximums, covered services, and the like and such modifications shall not be restricted as a result of any provision(s) contained in a collective bargaining or other agreement entered into by Client. If Administaff materially changes any of its employee benefit plans, Client may upon thirty (30) days advance written notice terminate this Agreement."

     This Addendum is executed this 24 day of March, 2005 and effective with the Client Service Agreement between the parties hereto, to which it is attached and incorporated by reference.

ADMINISTAFF COMPANIES II, L.P.          DIVERSIFIED SECURITY SOLUTIONS, INC.
By: Administaff Companies, Inc., its
    General Partner


By: ROGER GASKAMP                       By: DOUGLAS WEST
    ---------------------------------       -----------------------------------
Title: Vice President                   Title: CFO

[Administaff LOGO]

                                                                          SAMPLE
                                    Exhibit C               EMPLOYMENT AGREEMENT

This Agreement is between ADMINISTAFF COMPANIES II, L.P. ("Administaff"), and Exhibit C Copy ("Employee") pursuant to a Client Service Agreement between Administaff and Diversified Security Solutions. Inc. ("Client Company") in which Client Company and Administaff have agreed to a co-employment relationship. This Agreement deals only with Employee's employment with Administaff. Termination of this Agreement may not necessarily terminate Employee's employment with Client Company.

1. Employee's job function is ________________________________________. Employee
agrees to perform such other duties as shall be determined by Administaff and Client Company and communicated to Employee by and through an on-site supervisor or designee and notwithstanding any such changes, the employment of Employee shall be construed as continuing under this Agreement, as modified.

2. AT-WILL EMPLOYMENT. Employee agrees that Employee's employment by and compensation from Administaff can be terminated, with or without cause, and without notice, at any time, at the option of either Administaff or Employee. Employee understands that no on-site supervisor or Administaff representative, other than the President or a Vice President of Administaff, has authority to enter into an agreement for employment with Administaff for any specific period of time, or to make any agreement contrary to the foregoing. Any such agreement must be in writing.

3. EMPLOYMENT DECISIONS. Administaff maintains a right as a co-employer along with Client Company to make personnel decisions and to evaluate Employee's qualifications, duties, work assignments and job performance. However, Administaff does not maintain a right to make decisions or give direction with regard to the products produced or services provided by the Client Company to its customers.

4. ADDITIONAL PAYMENTS. Employee agrees that Client Company is solely obligated for administering and paying all Client Company-initiated programs, policies and practices including, but not limited to, vacation, sick time, paid time off, paid leaves of absence, severance, bonus, commissions, stock option grants or deferred compensation plans (the "Additional Payments") even though the Additional Payments may be processed through Administaff. This provision does not in itself establish any such program, policy or practice, or create a right in them. Employee acknowledges that Administaff will not provide to Employee, and has no policy providing to workers similarly situated to Employee, benefits or payments such as the Additional Payments. To the extent the Additional Payments are paid through Administaff's payroll to Employee, it is solely as a payroll service for Client Company.

5. NOTICE OF WORKERS' COMPENSATION INSURANCE COVERAGE. Administaff maintains workers' compensation insurance coverage for Employee. In the event of an injury in the workplace, Employee agrees that Employee's sole remedy against Administaff and/or Client Company lies in coverage under Administaff's workers' compensation insurance.

6. EFFECTIVE DATE. This Agreement and the Employee's beginning date of employment are not effective until after the first payroll has been paid by Administaff and includes the employee listed hereinabove. The Employee's effective date of employment, for all purposes including employee benefits and beginning of eligibility period, will be established retroactive to the first day of work for which Employee is paid by Administaff in that payroll.

7. NOTICE OF COMPLAINT. Administaff believes that the work environment should be free of discrimination and harassment and that the Employee has a means to discuss any complaint. Employee agrees that Employee will read and abide by Administaff's Anti-Harassment Policy found in the Employee Service Center at www.administaff.com and will promptly report any such incident or problem to Employee's supervisor. As stated in the policy, if Employee believes it would be inappropriate to report the incident to Employee's supervisor, or if the problem is not addressed adequately by the supervisor, Employee agrees to promptly contact the Administaff Human Resources Services Department at 877/348-2431 or 281/312-3000. Employee also should contact the Administaff Human Resources Services Department regarding any complaint or concern Employee may have regarding any Administaff policy or Employee's co-employment with Administaff.

8. POLICIES. Employee agrees to abide by all Administaff policies made known to Employee.

9. BENEFITS. Nothing in this Agreement creates any right to participate in any Administaff employee benefit plan. All such eligibility is controlled by each plan.

10. ASSIGNMENT. In the event Client Company files bankruptcy and Administaff is required to pay an amount to Employee that would otherwise have been due from Client Company, Employee hereby assigns all rights that Employee has as an employee of Client Company to Administaff for any such amounts paid. In consideration for this assignment, Administaff agrees to compensate

Employee an additional five percent (5%) premium on the amounts actually recovered by Administaff from Client Company through the bankruptcy assignment by Employee. It is expressly understood that the maximum premium Employee could receive under this paragraph is 5% of the amounts Administaff actually paid to Employee for which Employee made assignment under this paragraph.

11. ENTIRE AGREEMENT. This Agreement supersedes any and all other Agreements between Administaff and Employee, either oral or in writing, with respect to the employment of Employee by Administaff and contains all the covenants and Agreements between the parties with respect to such employment in any manner whatsoever and in no way creates or alters any separate agreement Client Company may have with Employee.

12. FOREIGN DUTY ASSIGNMENT. If Employee is sent to work in any foreign country, Employee must contact the payroll specialist at Administaff, whose contact information can be located on the Employee Service Center at www.administaff.com, to advise of Employee's new work location. This is necessary for several reasons, including that a foreign location may impact workers' compensation or other insurance coverage.

13. SEVERABILITY. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

14. WAIVER. The failure of either party to require performance of any provision of this Agreement at anytime, or on more than one occasion, shall not affect the right of either party, at a later time, to enforce that provision or any other term or provision of this Agreement.

     This Agreement will not be accepted by Administaff if there are any changes made to it unless the changes are prepared by Administaff.

SIGNED this 9 day of 99, 9999.

Projected Administaff hire date:                      .
                                 ---------------------

CO-EMPLOYER                              EMPLOYEE

ADMINISTAFF COMPANIES II, L.P.
BY a Designated Representative

        Exhibit C Copy                              Exhibit C Copy
   ---------------------------           ---------------------------------------

                                         Employee's Signature


   19001 Crescent Springs Drive          ---------------------------------------
   Kingwood, Texas 77339-3802            Social Security Number
   Tel: (800) 237-3170
                                         ---------------------------------------
                                         Printed Name

                                         ---------------------------------------
                                         Home Email Address

                                         ---------------------------------------
                                         Office Email Address

Actual agreement may vary depending on employee's work state and certain profession specific variations.

[Administaff LOGO]

                                    EXHIBIT D
                             STATE SPECIFIC ADDENDUM
                                   NEW JERSEY

     THIS ADDENDUM amends the Client Service Agreement ("CSA") between Administaff Companies II, L.P. ("Administaff"), a Delaware limited partnership, and Diversified Security Solutions, Inc. ("Client"), dated 2-19-05.

     As required of Administaff under New Jersey Title 34, Labor and Workmen's Compensation, Chapter 8-67 et. seq., Administaff is providing Client with the following explanation:

     A.   Upon beginning the CSA:

          (i) If all Client employees become Staff, Administaff will report wages and pay contribution based on its State of New Jersey benefit experience.

          (ii) If less than all Client employees become Staff, Administaff will report wages and pay contribution based on its State of New Jersey benefit experience and Staff experience will not be attributable to Administaff.

     B.   Upon termination of CSA:

          (i) If all Client employees become Staff and the CSA has been in effect for two (2) full calendar years, Client will receive the State of New Jersey new employer unemployment rate.

          (ii) If all Client employees become Staff and the CSA has been in effect less than two (2) full calendar years, Administaff will provide the State of New Jersey data for it to calculate benefit experience for Client which will be added to Client's prior benefit experience. Both Administaff and Client will use Administaff's benefit experience rate from termination until the following July 1.

          (iii) If less than all Client employees become Staff and the CSA was effective at least two (2) full calendar years, the benefit experience of Staff shall not transfer to Client.

          (iv) If less than all Client employees become Staff and the CSA was in effect less than two (2) full calendar years, Administaff will provide the State of New Jersey with data for it to calculate Client's benefit experience which the State of New Jersey will combine with other data on Client's existing benefit experience.

     In all other aspects the CSA remains as written.

DONE THIS 24 day of March, 2005, effective the same date as the CSA.

ADMINISTAFF COMPANIES II, L.P.      CLIENT: Diversified Security Solutions, Inc.

By: Administaff Companies, Inc.,
    its General Partner


By: /s/ ROGER GASKAMP               By: /s/ DOUGLAS WEST
    ----------------------------        ----------------------------------------
    Vice President                  Title: CFO

                                    EXHIBIT E

                          ADMINISTAFF'S CREDIT POLICY

This document sets forth the Credit Policy of Administaff ("ASF"). The Credit Services Group of ASF administers this Credit Policy and monitors clients for compliance. Failure of a client to comply with this Credit Policy may result in financial default and/or immediate termination of the Client Services Agreement ("CSA"). Exceptions to this Credit Policy may only be made and are effective only if such exceptions are in writing signed by ASF's Credit Services Manager or ASF's V.P. of Finance. ASF retains the right to modify, amend, alter, add to or otherwise change this Credit Policy at any time without notice.

A.   Invoice Payment -- Methods and Timing:

     1. Payment Methods: Direct debit, wire transfer, and prepayment, discussed below, are the only acceptable methods of payment:

          a. Direct Debit: The standard method for payment of invoices by ASF clients is direct debit, which is a form of an Automated Clearing House ("ACH") transfer. Under this method, the client authorizes its bank to accept a debit request by ASF from the client's designated bank account. During the time period required to set up the direct debit process (up to 30 days), the client will pay all invoices by wire transfer.

          b. Wire Transfer: A client may also elect to pay invoices by wire transfer. Under this method, the client electronically remits funds from its bank directly to ASF's designated bank account. The funds are available to ASF on the same day the wire transfer is sent. The client is responsible for all fees charged by its bank for the transaction. ASF may require a client to pay by wire transfer if the client is determined by ASF, in ASF's sole discretion, to be a credit risk or in other instances where ASF determines, in ASF's sole discretion, time is of the essence.

          C. Other Payment Methods: No other form of payment (e.g. check, cashier's check, etc.) is acceptable without the prior written approval from ASF's Credit Services Manager and/or ASF's V.P. of Finance.

     2. Timing of Payment: In general, ASF will not release a payroll until payment has been received from the client. The timing of payments for the direct debit and wire transfer methods are as follows:

          a. Direct Debit: Direct debits are initiated by ASF at least one business day prior to the payroll effective date. If the client is using direct deposit, the direct debit is initiated at least two business days prior to the payroll effective date. A client using direct debit for invoice payment must report payroll to ASF's Payroll Services at least two business days prior to the payroll effective date (three business days if the client is also using direct deposit).

          b. Wire Transfer: A wire transfer must be received by ASF at least one business day prior to the payroll effective date. If the client is using direct deposit, the wire transfer for the entire invoice amount must be received three business days prior to the payroll effective date. A client using a wire transfer for invoice payment must report payroll to ASF's Payroll Services at least two business days prior to the payroll effective date (four business days if the client is using direct deposit).

          c. Prepayment: Client provides funds for the estimated payroll to ASF via wire transfer on the first business day prior to the start of the payroll period.

     3. Payroll Effective Date: The payroll effective date cannot be more than fourteen days beyond the date of the payroll period. Standard payroll periods are weekly, biweekly and semimonthly. A monthly payroll period is considered an exception to policy and must be pre-approved by ASF's Credit Services Manager and/or ASF's V.P. of Finance. This requirement may not apply to client owners requesting a monthly pay frequency for themselves.

     4. Bonus Payroll. Direct debit clients will be required to pay invoices by wire transfer if any net check(s) in the bonus payroll exceeds $40,000.00. Those checks may be processed as a separate payroll so as not to affect the normal invoice payment method for the balance of the bonus payroll. ASF may, in ASF's sole discretion, reimburse the client for the cost of the wire transfer.

B. Securing Payment: ASF will monitor clients who have large dollar invoices and/or who are considered by ASF, in ASF's sole discretion, to be a credit risk. ASF reserves the right, at ASF's option, to request a client to provide financial statements and other information in order to evaluate the client's ability to timely pay invoices. ASF may require a client to comply with the following policies:

     1. Clients With Large Invoices: ASF may, at ASF's sole option, require a client with total monthly invoices in excess of $400,000.00 to prepay payroll invoices or maintain a "Standby Letter of Credit" or some other similar financial instrument in favor of ASF as security. The security used must remain available to ASF in the event of a client bankruptcy filing or default under CSA. The amount provided for as security must equal, at a minimum, the invoice amount of one payroll period plus, if the payroll is paid in arrears, the estimated amount represented by the period in arrears. ASF may, in its sole discretion, require additional security from Client if ASF determines it is necessary. ASF's Credit Services Group will calculate the amount required based on this formula. ASF's Credit Services Group will monitor clients for this security requirement. Advance notice may be provided to those clients who are approaching the security requirement.

     2. Credit Conditions: ASF's Credit Services Group will monitor clients' ability to timely meet their financial obligations to ASF. ASF reserves the right to place credit conditions on any client, if ASF determines in its sole discretion, that the client is or has become a credit risk to ASF. The possible credit conditions include but are not limited to: (a) require the client to pay invoices by wire transfer;
          (b) require the client to immediately post a deposit in an amount determined by ASF to secure client's obligations under the CSA; (c) require the client to prepay its estimated obligations for a payroll period one (1) business day prior to the start of the payroll period;
          (d) require the client to immediately provide a non-revocable stand-by Letter of Credit in favor of ASF in an amount determined by ASF necessary to secure client's obligations arising under the CSA; and/or
          (e) require the client to provide other financial security acceptable to ASF.

     3. Severance Payments: At its discretion ASF may require the prepayment (or other type of security, acceptable to ASF,) of all or a portion of any severance payments that exceed eight weeks in duration.

C. Financial Default: ASF may, in ASF's sole discretion, immediately terminate the CSA upon a financial default by a client in accordance with the terms and conditions of the CSA. A financial default includes but is not limited to:

     (1) a client's failure to comply with the terms of this Credit Policy; (2) a client's failure to timely pay an invoice or fund a payroll; and (3) other acts of default as set forth in the CSA. Failure of ASF to insist upon strict adherence of any terms or conditions of this Credit Policy shall not constitute a waiver of such terms and conditions or a waiver of any default.

[Administaff LOGO]

                                    EXHIBIT F

                              401(k) Plans Exhibit

     This Exhibit is attached to and constitutes an integral part of the Client Service Agreement ("Agreement") between Administaff Companies II, L.P. ("Administaff") and Diversified Security Solutions, Inc. ("Client"). Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Agreement. This Exhibit shall become effective on the effective date of the Agreement. This Exhibit shall survive in the event of a termination of the Agreement.

     In accordance with the provisions of Article III of the Agreement, Administaff and Client hereby agree that the 401(k) plan opportunities of Staff shall be in accordance with A, B, C or D below as selected by Client subject to Administaff's Agreement.

Please check one box only

[X]  A.   Administaff 401(k) Plan. The provisions of Section I of this Exhibit shall apply under the Agreement;

[_]  B.   Client Sponsored Plan utilizing a prototype plan document and recordkeeping services provided by Administaff Retirement Services, L.P. The provisions of Section II of this Exhibit shall apply under the Agreement;

[_]  C.   Other Client Sponsored Plan. The provisions of Section III of this
          Exhibit shall apply under the Agreement; or

[_]  D.   No 401(k) Plan available to Staff. The provisions of Section IV of this Exhibit shall apply under the Agreement.

                                    SECTION I
                     Applies Only If You Selected "A" Above

     Staff will be permitted to participate in the Administaff 401(k) Plan in accordance with the terms of such plan, the trust agreement for such plan and the election agreement under which Client has specified various plan features which will apply to Staff ("Election Agreement"). In order for the entire Administaff 401(k) Plan to maintain its tax qualified status under the Internal Revenue Code of 1986, as amended (the "Code"), the portion of the Administaff 401(k) Plan attributable to each client of Administaff must satisfy various requirements set forth in the Code and related guidance based, in part, on the Election Agreement including, but not limited to: coverage testing, discrimination testing, top-heavy contribution requirements, minimum required distributions and participant loan limits and each Client, its employees or agents must supply complete and accurate information related to the administration of the Plan on a timely basis to the recordkeeper for the Administaff 401(k) Plan ("Recordkeeper"). Client represents and warrants that Client, its employees and agents will supply any and all information requested by the Recordkeeper (or Administaff) completely, accurately and on a timely basis. Client also acknowledges and agrees that:

     A) Client may be required to make a top-heavy contribution to the Administaff 401(k) Plan if such a contribution is required under the terms of such plan and/or the Code;

     B) Client must fulfill all indemnification obligations set forth in the Agreement, the Administaff 401(k) Plan, and/or the trust agreement for the Administaff 401(k) Plan;

     C) Client will not incur a recordkeeping service fee during the term of the Agreement; however, Client will be invoiced and required to pay to Recordkeeper a recordkeeping service fee after the termination of the Agreement for each month that any of its Staff or its former Staff maintain any account balances in the Administaff 401(k) Plan at the Recordkeeper's then prevailing charges, terms and conditions;

     D) All or a portion of the expenses of administering the Administaff 401(k) Plan will be paid, in part, with amounts received from various open-end registered investment companies (or their affiliates) ("Mutual Funds") and by other investment alternatives ("Investment Alternatives") Client acknowledges that it has received the current Disclosure Schedule for the Administaff 401(k) Plan which sets forth the amounts that are currently being paid by the Mutual Funds and Investment Alternatives that are currently offered under the Administaff 401(k) Plan and agrees to such amounts. Client further acknowledges and agrees that such amounts may be changed by Administaff at any time without prior notice; and

               It is the understanding of Administaff and Client, that the trustee of the Administaff 401(k) Plan ("Trustee") (or its designee), will update the Disclosure Schedule and provide Client with information concerning the amounts received from any new Mutual Fund or Investment Alternatives selected by Trustee in accordance with the Plan trust or any applicable service agreements. Amounts received from the Mutual Funds and Investment Alternatives, including but not limited to shareholder services fees, 12(b)-1 payments and sub-transfer agency fees plus any annual and transaction fees charged to Participants in accordance with the Disclosure Schedule will be used to pay all expenses, which include expenses charged or incurred by Administaff (or its affiliates), the Trustee, software vendors and other third parties, of the Administaff 401(k) Plan. Accordingly, the parties hereby agree that all expenses in excess of the amounts described above shall be charged to the accounts of Staff who are plan participants.

     E) Client may be required, at any time determined in the sole discretion of the plan administrator of the Administaff 401(k) Plan, to cause a qualified 401(k) plan to accept a plan to plan transfer of the assets held in the Administaff 401(k) Plan attributable to current and former staff of Client ("Asset Transfer"). In this regard, unless otherwise agreed by Administaff, Client acknowledges and agrees that Client will cause a qualified 401(k) plan to accept an Asset Transfer within 90 days of the earlier of either: (i) the termination of the Agreement or (ii) notice from Administaff or any of its affiliates. Notwithstanding the foregoing, Administaff (or any of its affiliates), in its sole discretion, may elect to distribute such assets to such current and former staff in accordance with the applicable provisions of the Administaff 401(k) Plan.

                                   SECTION II
                     Applies Only If You Selected "B" Above

     Staff will be permitted to participate in a Client sponsored 401(k) plan ("Client Prototype Plan") in accordance with the terms of the applicable prototype plan document furnished by Administaff Retirement Services, L.P., any trust document or custodial agreement for such plan and the applicable adoption agreement under which Client has specified various plan features which will apply to Staff. The provision of this Section shall not become effective earlier than the effective date of a recordkeeping agreement entered into by Client and an affiliate of Administaff under which such affiliate agrees to provide certain purely ministerial services with respect to the Client Prototype Plan which shall in no event be earlier than the stated effective date of the Client Prototype Plan. The terms and provisions of such agreement are hereby incorporated into this Exhibit and shall constitute a part of the Agreement. In order for the Client Prototype Plan to maintain its qualified status under
Section 401(c) of the Code, such plan must satisfy various requirements set forth in the Code based, in part, on the applicable adoption agreement including, but not limited to: coverage testing, discrimination testing, top-heavy contribution requirements, required minimum distributions and participant loan limits. Client understands that any failure by either Client, its employees or agents to supply complete and accurate information on a timely basis to the recordkeeper for the Client Prototype Plan could cause the plan to be disqualified, thereby causing adverse tax consequences and liabilities to be incurred by Client and all current or former Staff of Client participating in such plan. Client represents and warrants that Client, its employees and agents will supply any and all information requested by such Recordkeeper (or Administaff) completely, accurately and on a timely basis. Client also acknowledges and agrees that:

     A) Client may be required to make a top-heavy contribution to the Client Prototype Plan if such contribution is required under the terms of such plan and/or the Code;

     B) Client must fulfill all indemnification obligations set forth in the Agreement, the Client Prototype Plan, any recordkeeping agreement and, if applicable, the trust agreement for the Client Prototype Plan;

     C) Administaff and its affiliates will not perform any discretionary services whatsoever with respect to the Client Prototype Plan and Administaff and its affiliates and their respective officers and employees will not be a fiduciary with respect to the Client Prototype Plan; and

     D) All or a portion of the expenses of administering the Client Prototype Plan, which include expenses charged or incurred by Administaff (or its affiliates), the Trustee, software vendors and other third parties will be paid, in part, with amounts received from various open-end registered investment companies (or their affiliates) ("Mutual Funds") and by other investment alternatives ("Investment Alternatives"), including but not limited to shareholder service fees, 12(b)-1 payments and sub-transfer agency fees. Client acknowledges that it has received the current Disclosure Schedule for the Client Prototype Plan which sets forth the amounts that are currently being paid by the Mutual Funds and Investment Alternatives that are currently offered under the Client Prototype Plan and agrees to such amounts. Client further acknowledges and agrees that such amounts may be changed by Administaff at any time without prior notice.

                                   SECTION III
                     Applies Only If You Selected "C" Above

     Staff will be permitted to participate in a 401(k) plan sponsored by Client ("Client Plan"). Neither Administaff nor any affiliate of Administaff shall have any obligation or responsibility with respect to Client Plan other than the obligation to report the amount of elective contributions to the Client Plan as directed in writing (or electronically) by Client consistent with the authorization by each member of the Staff. Based upon the amount of elective contributions reported by Administaff, Client shall be solely responsible for the prompt transfer of an amount, in cash, to the applicable trustee, custodian or insurance company that holds the assets of the Client Plan. In this regard, Client agrees to make such transfer in accordance with all applicable regulations issued by the U.S. Department of Labor. Client hereby represents and warrants that each Client Plan and the administration of each such plan does and will be maintained in a manner to satisfy all applicable legal requirements, including, but not limited to the Code and ERISA at all times during the term of the Agreement and this Exhibit.

                                   SECTION IV
                     Applies Only If You Selected "D" Above

     Staff will not be entitled to participate in any 401(k) plan during the term of the Agreement.

This Exhibit is executed by Administaff on 24 day      This Exhibit is executed by Client on       day
of March, 2005.                                                                              -----
                                                       of                            ,            .
                                                          ---------------------------  -----------

ADMINISTAFF COMPANIES II, L.P.                         FOR CLIENT: Diversified Security Solutions, Inc.
By: Administaff Companies, Inc., its General Partner
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
(800) 237-3170


BY: /s/ ROGER GASKAMP                                      BY: /s/ DOUGLAS WEST
    ------------------------------------------             ------------------------------------------
    Vice-President                                         (Signature)             Title or Position

                                                           DOUGLAS WEST
                                                           ------------------------------------------
                                                           (Name - Typed or Printed)

                                                           ------------------------------------------
                                                           Email Address (please print)

                                                           ------------------------------------------
                                                           Address

                                                           ------------------------------------------
                                                           Facsimile Number

                                    EXHIBIT G

            Administaff Personnel Management System Services Includes

Employment Administration

     o    Payroll processing

     o    Garnishment processing

     o    Payroll reports

     o    W2

Recruiting and Selection Upon Request

     o    Job descriptions

     o    Resume review

     o    Background checks

     o    Pre-employment testing

     o    Drug testing*

     o    Advertising*

     o    Salary information

     (*may involve extra charges)

Performance Management Services Assistance Upon Request

     o    Job measurement plans

     o    Performance appraisals plans

Training and Development Upon Request

     o    eUniversity

     o    Long list of training courses

Employee Benefit Plans

     o    Administaff sponsored health plan

     o    EAP

     o    401(k)

     o    Credit union

     o    Education assistance

     o    Supplemental life

     o    Disability insurance

Liability Management

     o    Workers' compensation

     o    Safety assistance

     o    Outplacement

     o    Employment practices insurance

Government Compliance

     o    Assistance with compliance related to FMLA, ADA, CRA ('91), IRCA, DFWA

     o    Unemployment and wage claims assistance

     o    New hire reporting

                                                                  ----------------------------
[Administaff LOGO]                                                CAFETERIA PLAN QUESTIONNAIRE
----------------------------------------------------------------------------------------------

Client Information:                                   Client/Version No.: 1661500-6-3-N
DIVERSIFIED SECURITY SOLUTIONS, INC.                  Date:               10/30/2004
280 MIDLAND AVENUE                                    Print Date:         02/14/2005
SADDLE BROOK, NJ 07663
Phone: (201)794-6500                                  Business:           SECURITY SYSTEMS
Fax:                                                                      SALES / INSTALLATION

Contact: HELEN JOSEPH                                 Sales Rep:          WILLIAM NASH

                                                      Payroll Specialist:

                                                      Office:             NEW JERSEY

Client Associated Subclients: 1661500

Type of Business (please check only ONE)
----------------------------------------------------------------------------------------------
[_] Sole Proprietorship       [_] LLC Taxed as a Corporation           [_] General Partnership
[X] Regular (C) Corporation   [_] LLC Taxed as a Sole Proprietorship   [_] Limited Partnership
[_] S Corporation             [_] LLC Taxed as a Partnership           [_] Non-Profit
[_] Other (please describe):
                             -----------------------------------------------------------------
----------------------------------------------------------------------------------------------

Ownership Detail

NOTE: If business is a Sole Proprietorship or a LLC Taxed as a Sole Proprietorship and an
      owner has a non-employee spouse with no direct ownership, please list spouse in
      Ownership Detail section below and show ownership as 0%

----------------------------------------------------------------------------------------------
Owner Name: Publicly Traded   Percent of Ownership:                    100.0000

Social Security No.           Does this owner, his/her spouse and
                              persons who are his/her lineal           [_] Yes
                              relatives* have a combined ownership
                              that is greater than 2.0000%?            [X] No

                              --------------------------------------------------
                              List other related employee(s) who are this
                              owner's spouse or lineal relatives* but have no
                              ownership:
* A lineal relationship is                                                         -----------
a parent, grandparent,        Employee Name              Social Security No.       Pre-Tax
child or grandchild.          -------------              -------------------       -----------
----------------------------------------------------------------------------------------------
                                                                                   -----------

                                                                                   -----------
----------------------------------------------------------------------------------------------

S Corporations -- Please complete the following two questions:

1.   If any owner listed on this form is not an individual, please attach a detailed description of the ownership of such owner.

2.   Does any employee have a written option to acquire any portion of your company? If Yes,
     Please identify the employee and attach a

     description of the option terms.
                                      --------------------------------------------------------

                                      --------------------------------------------------------

                                      --------------------------------------------------------

----------------------------------------------------------------------------------------------

I certify that the information I have provided on this form is accurate and complete as of the date of my signature.

I understand that it is my responsibility to notify Administaff promptly if such information changes.

Signature                Title (Please Print)                     Date


----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

           Administaff o 19001 Crescent Springs Dr. o Kingwood, TX 77339-3802 o 1-800-237-3170
                                                             o www.administaff.com Page 1 of 1